Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-46459 on Form S-8 of our report dated June 26, 2020, with respect to the financial statements of the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Calvetti Ferguson

Houston, Texas

June 29, 2021